Exhibit 99.1

Shearson Announces Acquisition of Real Property Technologies Corp.

LAS VEGAS, June 6, 2006 (PRIMEZONE) -- Shearson Financial Network, Inc. (OTCBB:CSUA), a consolidator in the highly fragmented mortgage brokerage marketplace, announced today that it reached an agreement to acquire Real Property Technologies Corp. (RPT). Under the agreement, Shearson will issue to RPT's shareholders shares of Series A-1 Convertible Preferred stock of Shearson valued at forty million dollars.

Real Property Technologies Corp. is a leading real estate information company with headquarters in New York. RPT reported revenues of approximately $24 million for fiscal year 2005 with pre-tax profits of nearly four million dollars ($4,000,000) and has in excess of 200 employees. As part of the acquisition, certain key members of RPT's management will enter into employment agreements providing for a base compensation, plus bonuses, based on future performance of the combined business. We plan to integrate RPT into Shearson Financial Network and operate RPT as a separate data network. RPT provides a steady revenue stream and profitability which the company looks to mitigate the effects of interest rate fluctuations in the mortgage lending market. The database has numerous marketing advantages for our mortgage operations.

"The addition of RPT into the Shearson family of companies gives us a much stronger management team and greater reach into the national market," states Michael Barron, Shearson's CEO. "This acquisition, along with others we have to come, we believe clearly shows a new and aggressive position the company is moving toward sustaining profitability."

About Shearson Financial Network, Inc.

Shearson Financial Network, Inc. (www.shearsonhomeloans.com) is a financial services business focused on the acquisition of companies that originate mortgages loans or provide other financial services.

SEC Filings and Forward-Looking Statements

Certain information contained in this announcement are "forward-looking statements." Shearson cautions readers that certain important factors may affect actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this announcement or which are otherwise made by or on behalf of Shearson. The forward-looking statements are identified through use of the words "potential," "anticipate," "expect," "planned" and other words of similar meaning. These forward-looking statements may be affected by the risks and uncertainties inherent in the mortgage industry and in the Company's business. The Company cautions readers that certain important factors may have affected and could in the future affect the Company's beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Factors which may affect results include, but are not limited to, the ability to raise capital necessary to sustain operations and implement the business plan, the ability to obtain additional regulatory permits and approvals to operate in the financial services area, the ability to identify and complete acquisitions and successfully integrate acquired businesses, if any, the ability to implement the company's business plan, changes in the real estate market, interest rates or the general economy of the markets in which the company operates. Additional information regarding Shearson is contained in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

CONTACT: Shearson Financial Network, Inc.
         Michael Barron
         (702) 868-7922